                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                                  Aksys, Ltd.
                     ------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $ .01 per share
                     ------------------------------------
                        (Title of Class of Securities)

                                   10196103
                                 ------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (2-95)

                       Page 1 of 15 pages

-----------------------                                  ---------------------
  CUSIP NO.  10196103                 13G                  PAGE 2 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Coral Partners II, a limited Partnership
          SEC ID #0000924591
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               3,495,751

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                3,495,751

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             3,495,751
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             25.32%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                             PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  10196103                                      PAGE 3 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Coral Management Partners II, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               3,495,751

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                3,495,751

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             3,495,751
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             25.32%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                             PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  10196103                                      PAGE 4 OF 15 PAGES
-----------------------              13G                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Coral Partners IV, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               857,143

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                857,143

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             857,143
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                              6.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                             PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  10196103                                      PAGE 5 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners IV, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  857,143

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                   0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    857,143

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                   0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 857,143
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                  6.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                 PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  10196103                                      PAGE 6 OF 15 PAGES
-----------------------            13G                   ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Yuval Almog

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                 United States (MN)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               24,530

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             4,357,869
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                24,530

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             4,357,869
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             4,382,399
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             31.74%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                             IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP NO.  10196103                                      Page 7 of 15 Pages
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Peter H. McNerney

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                  United States (MN)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                55,457

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              4,352,894
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 55,457

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              4,352,894
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                              4,408,351
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                              31.93%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                              IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  10196103                                      PAGE 8 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Linda L. Watchmaker

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                   United States (MN)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                     0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                   3,495,751
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                      0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                   3,495,751
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   3,495,751
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                  25.32%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                 IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  Issuer's Name and Address of Principal Executive Offices:
-------  ---------------------------------------------------------

       (a)  Aksys, Ltd.
       (b)  Two Marriott Drive
            Lincolnshire, IL   20817

Item 2.  Information Concerning Person Filing:
-------  -------------------------------------

       (a) Filing Persons:

           Entities:
            Coral Partners IV, Limited Partnership ("CP IV")
            Coral Management Partners IV, Limited Partnership ("CMP IV") Coral Partners II, a limited partnership ("CP II")
            Coral Management Partners II, Limited Partnership ("CMP II")

           Individuals:
            Yuval Almog
            Peter H. McNerney
            Linda L. Watchmaker

       (b) Principal Business Address:
            60 South Sixth Street
            Suite 3510
            Minneapolis, MN   55402

       (c) Citizenship/Place of Organization

           Entities:
            Coral Partners IV  ("CP IV")               Delaware
            Coral Management Partners IV ("CMP IV")    Delaware
            Coral Partners II ("CP II")                Delaware
            Coral Management Partners II ("CMP II")    Delaware

           Individuals:
            Yuval Almog                                United States
            Peter H. McNerney                          United States
            Linda L. Watchmaker                        United States

       (d) Title of Class of Securities:               Common Stock
       (e) CUSIP No.  10196103

Item 3.  Status of Person Filing:
-------  ------------------------

     Not applicable.

Item 4.  Ownership:
-------  ----------

ENTITIES                           CP IV      CMP IV        CP II        CMP II
                                 ---------   ---------   ------------   ---------
(a)Beneficial Ownership            857,143     857,143*     3,495,751*  3,495,751*

(b)Percentage of Class                6.21%       6.21%         25.32%      25.32%

(c)(i)Sole Voting Power:           857,143     857,143      3,495,751   3,495,751
(ii)Shared Voting Power:                 0           0              0           0
(iii)Sole Dispositive Power:       857,143     857,143      3,495,751   3,495,751
(iv)Shared Dispositive Power:                        0              0           0


INDIVIDUALS:                       Almog     McNerney    Watchmaker**
                                 ---------   ---------   ------------

(a)Beneficial Ownership          4,382,399*  4,408,351*     3,495,751*

(b)Percentage of Class               31.74%      31.93%         25.32%

(c)(i)Sole Voting Power:            24,530      55,457              0
(ii)Shared Voting Power:         4,357,869   4,352,894      3,495,751
(iii)Sole Dispositive Power:        24,530      55,457              0
(iv)Shared Dispositive Power:    4,357,869   4,352,894      3,495,751

* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

** Ms. Watchmaker's ownership relates to her direct ownership and the ownership as it relates to CP II and CMP II.

Item 5.  Ownership of Five Percent or Less of a Class:
-------  ---------------------------------------------


       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /. *


Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
-------  ----------------------------------------------------------------


       Not applicable.


Item 7.  Identification and Classification of Subsidiary:
-------  ------------------------------------------------


       Not applicable.


Item 8.  Identification and Classification of Group:
-------  -------------------------------------------


       Not applicable.

Item 9.  Notice of Dissolution of Group:
-------  -------------------------------


       Not applicable.


Item 10.  Certification:
--------  --------------


       Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 1998

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner


/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Partners IV, Limited Partnership
By:  Coral Management Partners IV, Limited Partnership
Its:  General Partner


/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner


/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Management Partners IV, Limited Partnership
By: General Partner


/s/ Yuval Almog
-------------------------
Yuval Almog
General Partner


By /s/ Yuval Almog
   ----------------------
Yuval Almog


By /s/ Peter H. McNerney           /s/ Linda L. Watchmaker
   ----------------------       By -----------------------
Peter H. McNerney               Linda L. Watchmaker

                                 EXHIBIT INDEX

                                                       Sequentially
Exhibit             Document Description               Numbered Page
-------             --------------------               -------------

  A                 Agreement of Joint Filing               14

                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------

     Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 3, 1998, containing the information required by
Schedule 13G, for the shares of Common Stock of Aksys, Ltd. which they each beneficially hold.

Dated: February 3, 1998

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner


/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Partners IV, Limited Partnership
By:  Coral Management Partners IV, Limited Partnership
Its:  General Partner


/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner


/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Management Partners IV, Limited Partnership
By:  General Partner


/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

By /s/ Yuval Almog
   ----------------------
Yuval Almog


By /s/ Peter H. McNerney        By /s/ Linda L. Watchmaker
   ----------------------          --------------------------
Peter H. McNerney               Linda L. Watchmaker